Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President - Finance and
Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE ANNOUNCES RECORD FOURTH-QUARTER

REVENUE AND EARNINGS OF $0.42 PER DILUTED SHARE

Establishes 2008 Earnings Guidance in Range of $2.00 to $2.05 per Diluted Share

THOMASVILLE, N.C. (January 31, 2008) – Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the fourth quarter and year ended December 31, 2007. For the quarter, revenue increased 12.3% to $358.7 million from $319.4 million for the fourth quarter of 2006. Net income for the quarter was $15.7 million, or $0.42 per diluted share, compared with $17.8 million, or $0.48 per diluted share, for the fourth quarter of 2006. Old Dominion’s operating ratio for the quarter was 91.6% compared with 90.1% for the fourth quarter of 2006.

For 2007, the Company achieved record revenue of $1.4 billion, an increase of 9.5% from $1.3 billion for 2006. Net income decreased to $71.8 million, or $1.93 per diluted share, for 2007 from $72.6 million, or $1.95 per diluted share, for 2006. The Company’s operating ratio was 90.7% for 2007 compared with 89.8% for 2006.

Earl Congdon, Executive Chairman of Old Dominion, remarked, “Old Dominion produced solid results for the fourth quarter and full-year 2007 considering the overall weakness in the economy and results generally being reported by our industry. We continued to experience a stronger trend in demand for our services as reflected by comparable-quarter tonnage growth, which increased 10.3% for the fourth quarter following tonnage growth of 8.7% in the third quarter and 7.4% growth in both the first and second quarters. Our tonnage growth for the quarter was driven by a 5.0% increase in both shipments and weight per shipment.

“Overall, we were successful in defending and increasing our market share in this highly competitive environment by maintaining our excellent service standards. We have been careful to maintain and improve our service reputation and relationships with our customers, both of which are essential components of our long-term growth strategy. We also continued to focus on expense management and productivity gains in the fourth quarter; however, those efforts were not sufficient to fully offset the weak pricing environment, which led to an increase in our operating ratio. For the year, our operating ratio increased 90 basis points to 90.7%, which is the second best annual performance we have achieved in 16 years as a public company, after the 89.8% operating ratio we produced in 2006.

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500 Old Dominion Way • Thomasville, North Carolina 27360 • (336) 889-5000

www.odfl.com

ODFL Reports Fourth-Quarter Earnings

January 31, 2008

“We continued to expand our service center network during the fourth quarter through the opening of two service centers in Jonesboro, Arkansas, and Eugene, Oregon. In addition, we completed the previously announced asset purchase of Bullocks Express Transportation, which operated eight service centers in Arizona, Colorado, New Mexico, Texas and Utah. We added Bullocks’ Farmington, New Mexico service center to our network, which brought our total number of service centers at year end to 192. We also consolidated Bullocks’ remaining seven service centers and their entire route structure into our existing operations. We will continue to add service centers in 2008 and beyond as we implement our plans to expand our presence within each of the 48 continental United States. We also plan to increase our full-state coverage from 38 states to all 48 states as opportunities arise.

“The competitive pricing environment progressively worsened in the second half of the year. Fourth-quarter revenue per hundredweight increased 2.4% over the comparable prior-year quarter; however, it decreased 1.4% excluding fuel surcharges. For the year, revenue per hundredweight was up 1.1%, or 0.4% excluding fuel surcharges, primarily due to the stronger pricing in the first half of the year. As a result of our projections for a continued competitive pricing environment and overall economic uncertainties, we remain cautious in our guidance for 2008.”

Based on the Company’s results for the fourth quarter and full-year 2007, and its outlook for 2008, Old Dominion today established its guidance for earnings per diluted share for 2008 in a range of $2.00 to $2.05. Beginning in 2008, the Company has adopted a policy of providing annual earnings per share guidance only and will update that guidance at least quarterly.

Mr. Congdon concluded, “We are confident that, for 2008 and beyond, our proven business model can drive additional gains in market share. We will continue building out our service center network, enhancing our products and services, and maintaining our focus on customer service. Although we recognize the central role economic growth plays in any of our long-term expectations, we reaffirm our long-term goal of achieving revenues of $2 billion or more for 2010.”

Old Dominion will hold a conference call to discuss this release today at 11:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com or by going to www.InvestorCalendar.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these websites shortly after the call through March 1, 2008. A telephonic replay will also be available through February 8, 2008, at (719) 457-0820, Confirmation Number 3149967.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the Company’s ability to complete and successfully integrate acquired businesses and assets and produce the anticipated benefits from such transactions; (2) the competitive environment with respect to industry capacity and pricing, including with respect to fuel surcharges; (3) the negative impact of any unionization of the Company’s employees; (4) the challenges associated with executing the Company’s growth strategy;

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ODFL Reports Fourth-Quarter Earnings

January 31, 2008

(5) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (6) the availability and cost of fuel; (7) difficulty in attracting or retaining qualified drivers; (8) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health and the cost of insurance coverage above retention levels; (9) the Company’s significant ongoing cash requirements; (10) the availability and cost of new equipment; (11) the costs of compliance with, or liability for violation of, existing or future governmental regulation; (12) seasonal trends in the industry, including the possibility of harsh weather conditions; (13) the Company’s dependence on key employees; (14) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (15) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among six regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD- Technology, the Company offers an array of innovative products and services that provide direct service to 47 states within the Southeast, Gulf Coast, Northeast, Midwest, Central and West regions of the country, including 38 states within which it provides full-state coverage. In addition, through marketing and carrier relationships, Old Dominion provides service to and from the remaining states as well as international services around the globe.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2007	2006	Chg.	2007	2006	Chg.
Revenue from operations	$358,685	$319,419	12.3%	$1,401,542	$1,279,431	9.5%
Operating income	$30,226	$31,625	(4.4)%	$129,937	$130,485	(0.4)%
Operating ratio	91.6%	90.1%		90.7%	89.8%
Net income	$15,712	$17,841	(11.9)%	$71,832	$72,569	(1.0)%
Earnings per share:
Basic and diluted	$0.42	$0.48	(12.5)%	$1.93	$1.95	(1.0)%
Weighted average shares outstanding:
Basic and diluted	37,285	37,285	0.0%	37,285	37,285	0.0%

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ODFL Reports Fourth-Quarter Earnings

January 31, 2008

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations

(In thousands, except per share amounts)

	Fourth Quarter					Year To Date
	2007		2006		% Chg.	2007		2006		% Chg.
Revenue	$358,685	100.0%	$319,419	100.0%	12.3%	$1,401,542	100.0%	$1,279,431	100.0%	9.5%

Operating expenses:
Salaries, wages & benefits	191,516	53.4%	172,634	54.1%	10.9%	751,371	53.6%	682,886	53.4%	10.0%
Operating supplies & expenses	68,665	19.1%	49,638	15.5%	38.3%	238,879	17.0%	204,386	16.0%	16.9%
General supplies & expenses	9,836	2.7%	8,911	2.8%	10.4%	40,075	2.9%	37,507	2.9%	6.8%
Operating taxes & licenses	13,168	3.7%	12,005	3.8%	9.7%	50,874	3.6%	46,693	3.6%	9.0%
Insurance & claims	6,771	1.9%	8,961	2.8%	(24.4)%	33,347	2.4%	33,080	2.6%	0.8%
Communications & utilities	3,585	1.0%	3,351	1.1%	7.0%	15,023	1.1%	14,278	1.1%	5.2%
Depreciation & amortization	20,813	5.8%	17,865	5.6%	16.5%	79,863	5.7%	67,634	5.3%	18.1%
Purchased transportation	10,659	3.0%	9,719	3.0%	9.7%	43,889	3.1%	43,933	3.4%	(0.1)%
Building and office equipment rents	3,144	0.9%	2,661	0.8%	18.2%	11,910	0.8%	11,143	0.9%	6.9%
Miscellaneous expenses, net	302	0.1%	2,049	0.6%	(85.3)%	6,374	0.5%	7,406	0.6%	(13.9)%

Total operating expenses	328,459	91.6%	287,794	90.1%	14.1%	1,271,605	90.7%	1,148,946	89.8%	10.7%

Operating income	30,226	8.4%	31,625	9.9%	(4.4)%	129,937	9.3%	130,485	10.2%	(0.4)%

Other deductions:
Interest expense, net	3,179	0.9%	3,111	1.0%	2.2%	12,960	0.9%	10,206	0.8%	27.0%
Other expense, net	1,566	0.4%	81	0.0%	1833.3%	1,182	0.1%	936	0.1%	26.3%

Income before income taxes	25,481	7.1%	28,433	8.9%	(10.4)%	115,795	8.3%	119,343	9.3%	(3.0)%

Provision for income taxes	9,769	2.7%	10,592	3.3%	(7.8)%	43,963	3.2%	46,774	3.6%	(6.0)%

Net income	$15,712	4.4%	$17,841	5.6%	(11.9)%	$71,832	5.1%	$72,569	5.7%	(1.0)%

Earnings per share:

Basic and Diluted	$0.42		$0.48		(12.5)%	$1.93		$1.95		(1.0)%

Weighted average outstanding shares:

Basic and Diluted	37,285		37,285		0.0%	37,285		37,285		0.0%

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ODFL Reports Fourth-Quarter Earnings

January 31, 2008

OLD DOMINION FREIGHT LINE, INC.

	Fourth Quarter			Year to Date
Operating Statistics	2007	2006	% Chg.	2007	2006	% Chg.
Operating ratio	91.6%	90.1%	1.7%	90.7%	89.8%	1.0%
Intercity miles *	83,703	74,204	12.8%	325,268	296,464	9.7%
Total tons *	1,330	1,206	10.3%	5,271	4,859	8.5%
Total shipments *	1,673	1,593	5.0%	6,765	6,428	5.2%
Revenue per intercity mile	$4.29	$4.30	(0.2)%	$4.31	$4.32	(0.2)%
Rev/cwt ‡	$13.47	$13.16	2.4%	$13.30	$13.16	1.1%
Rev/cwt less FSC ‡	$11.56	$11.73	(1.4)%	$11.65	$11.60	0.4%
Rev/shp ‡	$214.21	$199.27	7.5%	$207.24	$199.03	4.1%
Rev/shp less FSC ‡	$183.75	$177.58	3.5%	$181.47	$175.38	3.5%
Weight per shipment	1,590	1,514	5.0%	1,558	1,512	3.0%
Average length of haul	931	935	(0.4)%	935	934	0.1%

* - In thousands

‡ - For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company’s revenue recognition policy.

Balance Sheets	December 31, 2007	December 31, 2006
(In thousands)
Current assets	$216,277	$256,367
Net property and equipment	721,450	607,588
Other assets	43,321	28,238

Total assets	$981,048	$892,193

Current maturities of long-term debt	$12,193	$12,697
Other current liabilities	115,530	108,849

Total current liabilities	127,723	121,546
Long-term debt	251,561	261,885
Other non-current liabilities	112,312	91,142

Total liabilities	491,596	474,573
Shareholders’ equity	489,452	417,620

Total liabilities & shareholders’ equity	$981,048	$892,193

Note: Financial statements and operating statistics are unaudited.

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